Exhibit 99.1

1625 Broadway, Suite 2000
Denver, Colorado 80202
(303) 389-3600
(303) 389-3680 Fax

NEWS RELEASE

PATINA ANNOUNCES YEAR-END RESULTS

DENVER, COLORADO — FEBRUARY 23, 2005 —PATINA OIL & GAS CORPORATION (NYSE:POG) today reported its year-end results. Revenues for the year increased 38% to $561.0 million as cash flow from operations before changes in working capital (non-GAAP measure) rose 34% to $374.7 million. Net income totaled $151.0 million, a 66% increase from 2003. Net income per share totaled $2.15 ($2.05 fully diluted). Net income was reduced $17.5 million ($0.23 per share fully diluted) by a non-cash charge relating to the appreciation of the Company’s stock held in its deferred compensation plan. During 2004, Patina’s stock price rose 53%. Wellhead prices, after adjustment for hedging, averaged $26.96 a barrel and $4.68 per Mcf, increases of 4% and 23%, respectively. Hedging reduced the average gas price by $0.74 per Mcf and the average oil price by $13.32 a barrel. Wellhead prices on an equivalent basis averaged $4.62 per Mcfe, an increase of 16% from 2003. Production totaled 117.9 Bcfe, an 18% increase over the prior year, comprised of 6.6 million barrels of oil and 78.3 Bcf of gas. Production during the year averaged 322.2 MMcfe per day. Bank debt decreased $119.0 million in the course of 2004, totaling $297.0 million at year-end. As announced in December, Patina has entered into a merger agreement with Noble Energy, Inc. The merger is subject to customary conditions, including the approval of the stockholders of both companies. A joint proxy statement covering the proposed transaction was filed with the Securities and Exchange Commission in January. The transaction is expected to close in the second quarter of 2005.

Revenues in the fourth quarter increased 25% from the prior year period to $156.7 million as cash flow from operations before changes in working capital (non-GAAP measure) jumped 23% to $106.9 million. Net income reached $35.0 million or $0.50 per share ($0.47 fully diluted). Net income was reduced $10.3 million ($0.13 per share fully diluted) by a non-cash charge relating to the appreciation of the Company’s stock held in its deferred compensation plan. During the quarter, the stock price rose 27%. Results were driven by steadily increasing production, the benefits of acquisitions and rising oil and gas prices. Wellhead prices, adjusted for hedging, averaged $27.95 a barrel and $5.14 per Mcf in the quarter, increases of 9% and 25%, respectively, from the prior year period. Wellhead prices on an equivalent basis averaged $4.98 per Mcfe, an increase of 20% from the prior year period. Hedging reduced the average oil and gas prices by $18.93 a barrel and $0.95 per Mcf, respectively. Production in the quarter averaged a record 333.6 MMcfe per day, comprised of 18,673 barrels and 221.6 MMcf, a 6% increase over the fourth quarter of 2003.

Capital expenditures, net of $29.0 million of property sales, totaled $254.2 million during 2004. A total of $29.3 million was spent on acquisitions and $253.9 million on the further development of existing properties. Development expenditures included $112.2 million spent in Wattenberg for the drilling or deepening of 47 J-Sand wells, 334 Codell refracs, 32 Codell trifracs, 84 Niobrara completions, 7 recompletions and the drilling of 67 Codell wells. In the Mid Continent, $104.5 million was spent for the drilling or deepening of 195 wells and 28 completions. Finally, $21.2 million was spent on Central and Other properties, and $16.0 million in the San Juan Basin. The Company has announced a $300.0 million capital budget, excluding acquisitions, for 2005.

As previously reported, proved reserves at year-end exceeded 1.6 Tcfe, a 7% increase from 2003. The proved reserves are based on average wellhead prices of $5.61 per Mcf and $41.48 per barrel. Wellhead prices were derived from regional basis differentials and year-end NYMEX prices of $6.15 per MMBtu and $43.45 per barrel. The Company replaced 187% of its production in 2004. Its reserve life index at year-end stood at 13.2 years based on fourth quarter production.

Commenting, Thomas J. Edelman, Patina’s Chairman said, “We were very pleased with the Company’s 2004 results. Production increased 18% and proved reserves rose 7%. Debt was reduced by almost $120 million, the returns on our invested capital remained extraordinary and a series of high potential new ventures were initiated. In terms of the pending merger with Noble Energy, the combination of Patina’s exceptional inventory of high return onshore development and exploitation projects and Noble’s impressive portfolio of international and deepwater Gulf of Mexico exploration and development projects should materially increase the two companies risk adjusted growth potential. We remain extremely enthusiastic about the proposed merger and the combined company’s ability to generate superior returns.”

The Company plans to host a conference call on Thursday, February 24, 2005, beginning at 2:00 p.m. (EST) to discuss its results. To participate, please dial (800) 481-9591. A replay of the call will be available on Friday, February 25, 2005, for a period of 30 days, by dialing (888) 203-1112. The access code for the replay is 1147813.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2003.

In connection with the proposed merger between Noble Energy and Patina (the “Merger”), the parties filed with the SEC a joint proxy statement/prospectus on Form S-4 on January 25, 2005. The proxy statement/prospectus contains important information about the Merger. These materials are not yet final and will be amended. Investors and security holders of Noble Energy and Patina are urged to read the joint proxy statement/prospectus filed, and any other relevant materials filed by Noble Energy or Patina because they contain, or will contain, important information about Noble Energy, Patina and the Merger. The preliminary materials filed on January 25, 2005, the definitive versions of these materials and other relevant materials (when they become available) and any other documents filed by Noble Energy or Patina with the SEC, may be obtained for free at the SEC’s website at http://www.sec.gov. In addition, the documents filed with the SEC by Noble Energy may be obtained free of charge from Noble Energy’s website at http://www.nobleenergyinc.com. The documents filed with the SEC by Patina may be obtained free of charge from Patina’s website at http://www.patinaoil.com.

Noble Energy, Patina and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Noble Energy and Patina in favor of the Merger. Information about the executive officers and directors of Noble Energy and their ownership of Noble Energy common stock is set forth in the proxy statement for Noble Energy’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2004. Information about the executive officers and directors of Patina and their ownership of Patina common stock is set forth in the proxy statement for Patina’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Noble Energy, Patina and their respective executive officers and directors in the Merger by reading the joint proxy statement/prospectus regarding the Merger, which is included in the Registration Statement on Form S-4 filed by Noble Energy with the SEC on January 25, 2005.

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(TABLE FOLLOWS)

Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	% Change	2004	2003	% Change	2004	2003
Revenues
Oil and gas sales		$152,763	$120,395		$544,815	$398,724
Deferred compensation asset gain		2,127	609		3,480	1,751
Gain on sale of oil and gas properties		—	—		7,938	—
Other		1,767	4,149		4,768	6,242

	25%	156,657	125,153	38%	561,001	406,717

Expenses
Lease operating expenses		20,626	15,016		71,596	54,082
Production taxes		11,680	8,679		46,034	28,726
Exploration		749	3,419		2,058	6,207
General and administrative		8,885	5,997		26,390	19,034
Interest		3,416	3,506		12,563	8,817
Loss on sale of oil and gas properties		—	7,223		—	7,223
Other		81	46		301	578
Deferred compensation adjustment		18,763	17,226		31,722	33,110
Depletion, depreciation and amortization		35,976	29,191		126,849	98,119

Pre-tax income	62%	56,481	34,850	61%	243,488	150,821

Provision for income taxes
Current		2,960	4,966		29,608	21,492
Deferred		18,503	8,277		62,917	35,820

		21,463	13,243		92,525	57,312
Net income before cumulative effect of change in accounting principle	62%	$35,018	$21,607	61%	$150,963	$93,509

Cumulative effect of change in accounting principle		—	—		—	(2,613)

Net income	62%	$35,018	$21,607	66%	$150,963	$90,896

Net income per share before cumulative effect of change in accounting principle
Basic	58%	$0.50	$0.31	57%	$2.15	$1.37

Diluted	58%	$0.47	$0.30	56%	$2.05	$1.32

Net income per share
Basic	58%	$0.50	$0.31	61%	$2.15	$1.33

Diluted	58%	$0.47	$0.30	61%	$2.05	$1.28

Weighted average shares outstanding
Basic		70,642	68,658		70,234	68,170

Diluted		74,316	72,404		73,473	71,062

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

		December 31, 2004	December 31, 2003
Summary Balance Sheet
Total assets	19%	$1,429,039	$1,196,291
Total debt	-29%	$297,000	$416,000
Stockholders’ equity	24%	$410,819	$330,512

	% Change	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,
		2004	2003		2004	2003
Summary Operational Data
Oil production (Bbl per day)	7%	18,673	17,505	15%	18,049	15,720
Gas production (Mcf per day)	6%	221,571	209,367	19%	213,906	179,644
Total production (Mcfe per day)	6%	333,607	314,398	18%	322,199	273,960
Average oil price (per Bbl)	9%	$27.95	$25.60	4%	$26.96	$25.80
Average gas price (per Mcf)	25%	$5.14	$4.11	23%	$4.68	$3.82
Average price per Mcfe	20%	$4.98	$4.16	16%	$4.62	$3.99

Summary Cash Flow
Net income	62%	$35,018	$21,607	66%	$150,963	$90,896
Cumulative effect of change in accounting principle		—	—		—	2,613
Depletion, depreciation and amortization		35,976	29,191		126,849	98,119
Deferred compensation adjustments		16,636	16,617		28,242	31,359
Loss (gain) on sale of oil and gas properties		—	7,223		(7,938)	7,223
Exploration and other		96	3,750		2,910	6,941
Stock option tax benefit		633	3,716		10,744	10,576
Deferred tax provision		18,503	4,561		62,917	32,104

Cash flow before changes in working capital (non-GAAP measure) (1)	23%	106,862	86,665	34%	374,687	279,831
Changes in working capital		26,924	(1,390)		21,882	(8,006)

Cash flow provided by operations (GAAP measure)	57%	$133,786	$85,275	46%	$396,569	$271,825

Adjusted weighted average shares outstanding-diluted (2)		76,414	74,982		75,646	73,729

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$35,018	$21,607		$150,963	$90,896
Deferred compensation adjustments		16,636	16,617		28,242	31,359
Provision for income taxes at 38%		(6,322)	(6,314)		(10,732)	(11,916)

Non-cash deferred compensation adjustments, net of tax		$10,314	$10,303		$17,510	$19,443
Net income before deferred compensation adjustments	42%	45,332	31,910	53%	168,473	110,339

Adjusted weighted average shares outstanding (2)
Basic		72,740	71,236		72,407	70,837

Diluted		76,414	74,982		75,646	73,729

Net income per share before deferred compensation adjustments (non-GAAP measure) (3)
Basic	39%	$0.62	$0.45	49%	$2.33	$1.56

Diluted	39%	$0.59	$0.43	49%	$2.23	$1.50

(1)    Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions. Cash flow before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow provided by operations or net income, each as defined under GAAP. Cash flow before changes in working capital should also not be considered as being comparable to any similarly titled measures of other companies.

(2)    Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding - Basic		70,642	68,658		70,234	68,170
Weighted Average Shares Held in Deferred Compensation Plan		2,098	2,578		2,173	2,667

Adjusted Weighted Average Shares Outstanding - Basic		72,740	71,236		72,407	70,837

Weighted Average Shares Outstanding - Diluted		74,316	72,404		73,473	71,062
Weighted Average Shares Held in Deferred Compensation Plan		2,098	2,578		2,173	2,667

Adjusted Weighted Average Shares Outstanding - Diluted		76,414	74,982		75,646	73,729

(3)    Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if anti-dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.